EXHIBIT 10.139

                              ASSIGNMENT AGREEMENT
                            (Bonita Springs, Florida)

    THIS ASSIGNMENT AGREEMENT made this 3rd day of July, 1996, by and between CareMatrix of Massachusetts, Inc. (f/k/a CareMatrix Corporation), a Delaware corporation ("Assignor"), and Chancellor of Massachusetts, Inc., a Delaware corporation ("Assignee").

                                   WITNESSETH

    WHEREAS, Assignor has entered into that certain Offer to Purchase (the "Offer"), dated May 3, 1996, relating to a certain parcel of land located in Bonita Springs, Florida (the "Land"), a copy of which is attached hereto as Exhibit A;

    WHEREAS, Assignor intends to develop the Land for an assisted/independent living facility consisting of approximately one hundred forty-eight (148) units (the "Project");

    WHEREAS, upon the completion of construction of the Project, Assignor intends to provide operational management services for the Project; and

    WHEREAS, Assignor desires to assign its rights and obligations under the Offer to Assignee, and Assignee desires to assume such rights and obligations.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

    1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof, all of the right, title and interest of Assignor in, to and under the Offer, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Offer on the part of Assignor thereunder to be performed on and after the date hereof, in the same manner and with the same force and effect as if Assignee had originally executed the Offer.

    2. Assignor and Assignee agree that Assignor shall act as developer of the Project pursuant to a turnkey development agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

    3. Assignor and Assignee agree that Assignor shall, upon completion of construction of the Project, provide operational management services for the Project pursuant to a management agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

    4. Assignor agrees to indemnify and hold harmless Assignee from and against any and all Claims (as defined in paragraph 6 hereof) accruing or arising under the Offer on or before the date hereof.

    5. Assignee agrees to indemnify and hold harmless Assignor from and against any and all Claims accruing or arising under the Offer after the date hereof.

    6. For the purposes of this Agreement, the term "Claims" means all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses (including, without limitation, reasonable legal fees and expenses).

    7. This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the Commonwealth of Massachusetts, and (iii) may not be modified orally, but only by a writing signed by both parties hereto.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                           ASSIGNOR:
                           CAREMATRIX OF MASSACHUSETTS, INC.

                           By: /s/
                               -------------------------------------
                               Name:
                               Title:

                           ASSIGNEE:
                           CHANCELLOR OF MASSACHUSETTS, INC.

                           By: /s/
                               -------------------------------------
                               Name:
                               Title:

                                                                      Exhibit A

                                [CareMatrix Logo]

May 3, 1996

Tom Smith, Vice President
Bonita Bay Properties, Inc.
3451 Bonita Bay Blvd., Suite 202
Bonita Springs, Florida 33923-4395

RE: OFFER TO PURCHASE PROPERTY KNOWN AS TRACT D OF BONITA BAY COMMONS

Dear Mr. Smith:

This letter constitutes an offer (the "Offer") by CareMatrix Corporation, a Delaware corporation, or its nominee (the "Buyer") to purchase from Bonita Bay Properties, Inc. (the "Seller") the property (defined below) on the terms and conditions contained in this letter.

1. The Buyer will acquire all of the Seller's interest in the property outlined on Exhibit "A" hereto (the "Property"): That property designated as 5.43 acres of land zoned for a 148-unit assisted living facility, said property being located in Tract D of Bonita Bay Commons, together with all improvements, if any, easements, licenses, permits or approvals, entitlements, privileges, rights of egress and ingress and all other appurtenances related to such land.

2. The purchase price for the Property will be One-Million Three-Hundred and Sixty Thousand Dollars ($1,360,000.00) to be paid as follows:
   A. Twenty-Five Thousand Dollars ($25,000) (the "Initial Deposit") will be paid (and held in escrow in accordance with the terms of this letter by the Escrow Agent named below) upon delivery of a fully executed copy of this Offer to the Buyer;

Tom Smith
May 3, 1996
Page 2

2. B. Fifty-Thousand Dollars ($50,000) (the "Additional Deposit") will be paid (and also held in escrow by the Escrow Agent) upon delivery to the Buyer of a fully executed copy of the Purchase Agreement (defined below); and

   C. At the Closing (defined below), the Buyer will pay the balance of the Purchase Price.

3. A. The closing (the "Closing") for the Buyer's acquisition of the Property will be at 12:00 E.S.T., October 18, 1996, at the office of the Escrow Agent or such other location as is mutually agreeable to the Buyer and Seller.

   B. The Buyer shall have the option to extend the date of the Closing beyond October 18, 1996, to as late as December 17, 1996, by giving to the Seller one or more written extension notices at least ten (10) days prior to the then scheduled date of Closing, provided that the Buyer is diligently pursuing the Permits (defined below). Each such extension notice shall be accompanied by a payment to the Seller in the amount of Seven-Thousand Five-Hundred Dollars ($7,500) for each thirty (30) day period (or fraction thereof) included within the extension set forth in such notice. All such extension payments shall be non-refundable if the Closing does not occur (except in the event of the Seller's default or in the event that the Buyer does not obtain the Permits), but shall be credited in full against the Purchase Price if the Closing does occur. Time being of the essence for each and every date set forth in the Section 3.

   C. A Statutory Warranty Deed conveying good and clear record and marketable title to the Property (including, without limitation, free of all liens for past due but unpaid real estate or personal property taxes or other municipal charges), shall be delivered by the Seller to the Buyer at Closing.

4. This Offer will remain open until 5:00 p.m. E.S.T. on May 8, 1996, on or before which time the seller shall accept this Offer and return a fully-executed copy to the Buyer, otherwise this Offer shall be null and void.

5. The Buyer and the Seller will use their best efforts to prepare and execute a more comprehensive Purchase and Sale Agreement (the "Purchase Agreement") to carry out the terms of this Offer on or before 5:00 p.m. E.S.T. on June 28, 1996, (the "Commitment Date"). The Purchase Price will incorporate the terms of this Offer and will contain such other agreements, representations, warranties or conditions as are customary in transactions of the nature contemplated by this Offer. If and when

Tom Smith
May 3, 1996
Page 3

  the Purchase Agreement is executed, the Purchase Agreement will constitute the entire agreement between the Buyer and the Seller. If the Purchase Agreement is not executed by the Commitment Date, then at the Buyer's or the Seller's election, the Initial Deposit shall be immediately refunded to the Buyer and this Offer shall be null and void.

6. A. Following the execution of this Offer by the Seller, the Buyer and the Buyer's agents, representatives, lender(s), architect(s), engineer(s) and employees shall have access to the property at any time during normal business hours and from time to time in order to perform such financial analyses, topographical and engineering surveys, environmental site assessments and other tests, surveys and studies of the Property, as the Buyer or the Buyer's lender by deem necessary or appropriate.

   B. Further, within five (5) days after the Seller's acceptance of this Offer, the Seller will furnish to the Buyer, for the Buyer's review, complete and accurate copies of all information, records and documentation concerning the ownership and condition of the Property in the possession of the Seller or the seller's representatives, as the Buyer may reasonably request, including, without limitation (but only for information purposes and without warranties or representations of any kind regarding accuracy), plans and surveys, as-built plans and specifications for the building(s) on the Property, soil tests, service contracts, governmental permits and approvals, legal opinions regarding zoning or environmental matters affecting the Property, engineering reports, environmental site assessments, title policies or abstracts, deed restrictions, merchants associations and other restrictions regarding the Property. The Buyer will hold in strict confidence all documents, data and information obtained from the Seller, and if the Closing does not occur, will return the same to the Seller.

   C. If the Buyer, in its sole discretion, is dissatisfied with the results of any such tests or inspections, or with the content of any of the documents, data or information obtained from the Seller, then the Buyer may terminate this Offer (or the Purchase Agreement, if signed) by written notice to the Seller on or before 5:00 p.m. E.S.T. on October 8, 1996. Upon such termination, the Initial Deposit (and the Additional Deposit, if previously paid) shall be immediately returned to the Buyer, and neither party shall have any further obligations or liabilities under this Offer (or Purchase Agreement, if signed). If the Buyer has not sent such written notice to the Seller on or before 5:00 p.m. E.S.T. on October 8, 1996, then the Buyer's right to terminate pursuant to this Paragraph 6.C shall have been waived in all respects.

Tom Smith
May 3, 1996
Page 4

7. This Offer (and the Purchase Agreement, if signed) will be subject to the following additional condition to the Buyer's obligation to acquire the
   Property:

   A. Prior to October 8, 1996, the Buyer shall review and be satisfied with all zoning, land use and environmental laws, codes, ordinances and regulations affecting the Property and shall have obtained all zoning, subdivision and environmental permits and approvals and any other applicable permit or approval (collectively, the "Permits") as may be necessary for the Buyer's proposed development and construction of a proposed senior housing development consisting of 148 independent and/or assisted living units on the Property (the "Project"), including, without limitation, the expiration of any applicable appeal period(s) without an appeal having been filed. From and after the Commitment Date, the Buyer agrees to use diligent efforts to obtain the Permits; and

   B. Prior to October 8, 1996, the Buyer shall have obtained financing for its acquisition of the Property and development and construction of the Project on terms and conditions which are satisfactory to the Buyer in its sole and absolute discretion.

   If any of the foregoing conditions are not satisfied prior to the period(s) specified above, the Buyer may elect not to purchase the Property. In such case the Initial Deposit (and the Additional Deposit, if previously paid) shall be refunded to the Buyer, and neither party shall thereafter have any further obligations or liabilities under this Offer (or the Purchase Agreement, if signed).

8. In the event of a default by the Buyer under this Offer or under the Purchase Agreement, any and all sums paid by the Buyer as the Initial Deposit or the Additional Deposit to the date of such default shall be retained by the Seller as liquidated damages and shall constitute the Seller's sole and exclusive remedy with regard to any such default, either at law or in equity.

9. This is a non-binding Offer and shall not bind or obligate Buyer or Seller until such time as a formal Purchase and Sale Agreement is executed by both parties. The Seller shall not enter into any new rental, management, maintenance or other agreement affecting the Property without the prior written consent of the Buyer and shall operate and maintain the Property in a professional manner.

Tom Smith
May 3, 1996
Page 5

10. The Escrow Agent ("Escrow Agent") will be Gunster, Yoakley & Stewart P.A. located in West Palm Beach, Florida. In the event of any dispute regarding either or both of the Initial or the Additional Deposit (collectively, the "Deposits"), the Escrow Agent shall have the right to turn the Deposits over to any party mutually agreeable to the Buyer and the Seller (who shall hold the same subject to the terms hereof) or, if the Buyer and the Seller are unable to agree upon such party, pay the Deposits into a federal or state court and, upon doing either, will have no further liability regarding its role as Escrow Agent. All Deposits made hereunder shall be held in an interest bearing account and any interest which accrues on the Deposits shall be shared equally between the Buyer and the Seller in the event the Closing occurs and otherwise shall follow the Deposits. The Seller acknowledges that the Escrow Agent is counsel for the Buyer, and may continue to act as such counsel notwithstanding any dispute or litigation arising with respect to its duties as Escrow Agent hereunder.

11. Each of the Buyer and the Seller hereby warrants and represents to the other that such party has not dealt with any broker in connection with this transaction, except that Seller has engaged John R. Wood, Inc., Realtors and Buyer has engaged John H. Peterson, P.A., Realtor. Further, each of the Buyer and the Seller agrees to indemnify and hold harmless the other from any loss, cost or expense which such non-indemnifying party may incur as a result of any inaccuracy in the other party's warranties and representations as set forth in the prior sentence. All brokerage fees due in connection with this transaction will be paid by the Seller upon the delivery and recording of the Deed pursuant to a separate agreement(s) with such Brokers.

12. The costs of this transaction shall be shared as follows:

   A. The Seller shall pay all costs and fees associated with:
      (i) all documentary transfer taxes and recording costs associated with this land transaction; and
      (ii) fees and other expenses charged by the Seller's attorney.

   B. The Buyer shall pay all costs and fees associated with: (i) fees and other expenses charged by the Buyer's attorney; (ii) a current survey for the Property meeting ALTA requirements; (iii) a current environmental site assessment for the Property; (iv) the ALTA Owner's Title Insurance Policy insuring the Buyer's title to the property; and,

Tom Smith
May 3, 1996
Page 6

      (v) any financing or mortgage fees including documentary stamps (if customarily paid by Seller) and intangible tax on the note and mortgage.

   C. Any items of cost or expense not specifically allocated above shall be paid by the party to the transaction who customarily bears such cost or expense within the jurisdiction where the Property is located.

13. A. The person executing this Offer as the Seller or on behalf of the Seller warrants and represents to the Buyer that the undersigned has full power and authority to execute and deliver this Offer and the Purchase Agreement and to perform the obligations of the Seller.

   B. The person executing this Offer as the Buyer or on behalf of the Buyer warrants and represents to the Seller that the undersigned has full power and authority to execute and deliver this Offer and the Purchase Agreement and to perform the obligations of the Buyer.

                                            BUYER:
                                            CareMatrix Corporation

                                            By: /s/ Michael M. Gosman
                                                ------------------------
                                                Name: Michael M. Gosman
                                                Title: Executive Vice
                                                President

The above Offer is hereby accepted in all respects.

Date: May 7, 1996                           SELLER:
                                            Bonita Bay Properties, Inc.

                                            By: /s/
                                                ------------------------
                                            Title: Pres
                                                   ---------------------

cc: Andrew D. Gosman
    James M. Clary, III, Esq.

                                      8